Exhibit R

PRESS RELEASE

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN ANY JURISDICTION WHERE ITS PUBLICATION WOULD BE UNLAWFUL

REOPENING OF THE MANDATORY PUBLIC TAKEOVER BID ON CMB.TECH

Communication in accordance with article 8, §1 of the Royal Decree of 27 April 2007 on public takeover bids.

Antwerp, October 9, 2024, 7h30 a.m. – CMB NV (“CMB”) announced that, pursuant to an order of the Belgian Financial Services and Markets Authority (the “FSMA”) of October 7, 2024, it will (i) make a subsequent additional payment of USD 0.52 (or EUR 0.47) per share to all shareholders who have transferred their shares to CMB in its mandatory public takeover bid for the shares in CMB.TECH NV1 (“CMB.TECH” and the “Bid”) that expired on March 15, 2024 and (ii) reopen the Bid at an adjusted price of USD 12.66 per share.

FSMA order

On October 7, 2024, the FSMA ordered CMB, in light of the Market Court ruling of September 6, 2024, to increase the bid price by USD 0.52 per share and, more specifically, to:

(i)

pay the bid price increase to (former) shareholders who have validly tendered their shares in the Bid during the acceptance period that expired on March 15, 2024, as soon as possible and at the latest on October 31, 2024 (the “Subsequent Payment”); and

(ii)

to reopen the Bid at an adjusted bid price of USD 12.66, taking into account the bid price increase and the distributions paid by CMB.TECH to its shareholders since the initial announcement of the Bid, as soon as possible and at the latest within 40 business days following receipt of the order (the “Reopening”).

Subsequent Payment

In accordance with the order of the FSMA, the Subsequent Payment per share will take place on October 31, 2024 and will be made to all (former) shareholders who have validly tendered their shares in the Bid and the concurrent U.S. tender offer during the acceptance period that expired on March 15, 2024. No additional actions are required from such (former) shareholders.

(Former) shareholders that tendered their shares in the U.S. tender offer will receive an additional payment of USD 0.52 per share. (Former) shareholders that tendered their shares in the Belgian offer will receive EUR 0.47 per share, i.e. the equivalent amount of the price increase in euros calculated using the WM/Reuters spot exchange rate for euros per U.S. dollar at 5:00 p.m. CET on the date of the order of the FSMA.

[1]	Formerly named Euronav NV and renamed CMB.TECH NV as of 1 October 2024.

The Subsequent Payment will be made without any conditions or restrictions. If and to the extent that the Subsequent Payment cannot be executed (for reasons beyond the control of CMB), CMB will take necessary actions to ensure that funds are consigned to the Deposit and Consignment Fund (“Deposito- en Consignatiekas”) as per the order of the FSMA.

Reopening of the Bid and concurrent U.S. tender offer

In accordance with the order of the FSMA, CMB will reopen its Bid, which was made on the basis of a prospectus dated 13 February 2024 (the “Prospectus”) and in accordance with the Belgian Law of 1 April 2007 on public takeover bids and the Belgian Royal Decree of 27 April 2007 on public takeover bids.

The price of the Reopening will be USD 12.66 per share, reduced on a dollar-for-dollar basis by the gross amount per share of any future distributions by CMB.TECH to its shareholders with a payment date prior to the settlement date of the Reopening. This bid price takes into account the initial reference price of the Bid of USD 18.43, which is increased by USD 0.52 in accordance with the order by the FSMA and decreased by USD 6.29, the aggregate amount of distributions made by CMB.TECH since the initial announcement of the Bid on October 9, 2023.2

The closing price of CMB.TECH on the New York Stock Exchange on October 8, 2024 is USD 17.34.

The bid price will be paid in cash. Shareholders tendering Belgian shares in the Reopening will receive an equivalent amount in euros, calculated using the WM/Reuters spot exchange rate for euros per U.S. dollar at 5:00 p.m. CET on the date of the announcement of the results of the acceptance period of the Reopening.

Given CMB.TECH’s listing on Euronext Brussels and the New York Stock Exchange, the Reopening will be comprised of two concurrent offers (i.e., a dual offer), structured as (i) a new U.S. tender offer for CMB.TECH shares held by U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended), conducted in accordance with applicable U.S. federal securities laws, and (ii) a reopening of the Belgian offer for CMB.TECH shares held by holders wherever located, conducted in accordance with applicable Belgian law.

The reopening of the Belgian offer will take place on the basis of a supplement to the Prospectus that has to be approved by the FSMA and shall be made public. In accordance with the order of the FSMA, the acceptance period of the Reopening is expected to open at the latest on 4 December 2024. The U.S. tender offer will be made upon the terms and subject to the conditions set forth in an offer to purchase, letter of transmittal and related documents that CMB will file as part of a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission.

[2]

This amount comprises the distribution of USD 0.57 (coupon 36) with payment date on December 20, 2023, the distribution of USD 0.27 (coupon 37), USD 0.81 (coupon 38) and USD 3.49 (coupon 39) with payment date on May 31, 2024 and the distribution of USD 0.27 (coupon 40), USD 0.07 (coupon 41) and USD 0.81 (coupon 42) with payment date on July 18, 2024.

About CMB

CMB, Compagnie Maritime Belge, is a maritime group with its registered offices in Antwerp. CMB is the major shareholder of CMB.TECH.

More information can be found at www.cmb.be.

About CMB.TECH

CMB.TECH (all capitals) is a diversified and future-proof maritime group that is a pioneer in decarbonising shipping. We own and operate more than 160 vessels: crude oil tankers, dry bulk vessels, container ships, chemical tankers, offshore wind ships, tugs and ferries. We also offer hydrogen and ammonia fuel to customers, through own production or third-party producers. The company is headquartered in Antwerp, Belgium, and has offices across Europe, Asia and Africa.

CMB.TECH is listed on Euronext Brussels and the NYSE under the symbol CMBT.

More information can be found at https://cmb.tech.

Important information

This notice is also published in Dutch. If ambiguities should arise from the different language versions, the Dutch version will prevail.

This notice does not constitute a reopening of a bid to purchase securities of CMB.TECH nor a solicitation by anyone in any jurisdiction in respect thereof. If a reopening of a bid to purchase securities of CMB.TECH through a public takeover bid is proceeded with, such reopening will and can only be made on the basis of a supplement to the prospectus approved by the FSMA. Neither this notice nor any other information in respect of the matters contained herein may be supplied in any jurisdiction where a registration, qualification or any other obligation is in force or would be with regard to the content hereof or thereof. Any failure to comply with these restrictions may constitute a violation of the financial laws and regulations in such jurisdictions. CMB and its affiliates explicitly decline any liability for breach of these restrictions by any person.

Additional Information for U.S. Investors and Where to Find It

The tender offer referred to in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of CMB.TECH NV (formerly Euronav NV, “CMB.TECH”) or any other securities. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the U.S. Securities and Exchange Commission (the “SEC”) by CMB, and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by

CMB.TECH. The offer to purchase all the issued and outstanding ordinary shares of CMB.TECH not already owned by CMB and its affiliates will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the tender offer statement on Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. U.S. SHAREHOLDERS OF CMB.TECH ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES. U.S. Shareholders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov, or by directing such requests to the Information Agent for the tender offer that will be named in the tender offer statement on Schedule TO.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the reopening of the Bid. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “would” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based on CMB’s expectations as of the date they were first made and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, among others, potential discussions by the FSMA and other regulatory authorities, potential legal actions by parties relating to the Market Court’s decision, the outcome of the proceedings pending before the Enterprise Court in Antwerp and the proposed timing of the Subsequent Payment and the Reopening. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Unless as otherwise stated or required by applicable law, CMB undertakes no obligation and does not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise.